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                                                                    Exhibit 3.12

                                     BY-LAWS

                                       OF

                                  USSB II, INC.

                                    ARTICLE I

                                     OFFICES

          Section 1. Principal Office. The principal office of the corporation shall be located in the city of Minneapolis, County of Hennepin, Minnesota.

          Section 2. Registered Office. The registered office of the corporation may be the same as the principal office of the corporation, but in any event must be located in the State of Minnesota.

          Section 3. Other Business Offices. The corporation may have business offices at such other places, either within or without the State of Minnesota, as the Board of Directors may designate or as the business of the corporation may require from time to time.

                                   ARTICLE II

          Section 1. Annual Meeting. The annual meeting of the shareholders shall be held at such time as may be specified by the Board of Directors for fixing the number of directors and for their election, and for the transaction of such other business as may properly come before the meeting. If the election of directors shall not be held on the day designated for any annual meeting of the shareholders, or at any adjournment thereof, the Board of Directors shall cause the election to be held at a special meeting of shareholders as soon thereafter as appropriate arrangements therefor can be made.

          Section 2. Special Meeting of Shareholders. Special meetings of the shareholders, for any purpose or purposes, may be called by the President and shall be called by the President at the request of the holders of not less than ten percent (10%) of all the outstanding shares of the corporation entitled to vote at the meeting.

          Section 3. Place of Meeting. Except as otherwise provided by law, the Board of Directors may designate any place, either within or without the State of Minnesota, as the place of meeting for any annual meeting or for any special meeting. A waiver of notice signed by all shareholders entitled to vote at a meeting may designate any place, either within or without the State of Minnesota, as the place for the holding of such meeting. If no designation is made, or if a special meeting be otherwise called, the place of meeting shall be the principal office of the corporation in the State of Minnesota.

          Section 4.     Notice of Meetings of Shareholders.

                  a. Annual Meetings and Special Meetings. Notice of the time and place of all annual and special meetings shall be mailed by the Secretary to each shareholder entitled to

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          notice to the last known address of said shareholder as the same appears on the books of the corporation at least five (5) days before the date of all annual and special meetings.

                  b. Mailing. Every notice shall be deemed duly served when the same has been deposited in the United States mail, with postage pre-paid, addressed to the shareholder at his, her or its address as it appears on the stock transfer books of the corporation.

                  c. Waiver. Attendance of a person at a meeting of shareholders, in person or by proxy, shall constitute a waiver of such notice, except when attendance is for the express purpose of objecting to the transaction of any business, because the meeting was not lawfully called or convened.

          Section 5. Quorum. The holders of a majority of the outstanding shares of the corporation entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of shareholders. If less than a majority of the outstanding shares are represented at a meeting, a majority of the shares so represented may adjourn the meeting from time to time without further notice. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at a meeting as originally noticed. The shareholders present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal from the meeting of some of the shareholders leaving less than a quorum present thereat.

          Section 6. Proxies. At all meetings of shareholders, a shareholder may vote by proxy executed in writing by the shareholder or by his duly authorized attorney-in-fact. Such proxy shall be filed with the Secretary of the corporation before or at the time of the meeting.

          Section 7. Voting of Shares. Each outstanding share of common stock of the corporation shall be entitled to one vote upon each matter submitted to a vote at a meeting of shareholders, except as the Articles of Incorporation, or the action of the Board of Directors, otherwise provide.

                                   ARTICLE III

                               BOARD OF DIRECTORS

          Section 1. General Powers. The business, property and affairs of the corporation shall be managed by its Board of Directors.

          Section 2. Number. The number of Directors of the corporation shall be not less than one (1) nor more than seven (7).

          Section 3. Tenure. Each Director shall hold office for a one-year term and until his successor shall have been elected.

          Section 4. Annual Meetings. The annual meeting of the Directors shall be held without notice immediately after the adjournment of the annual meeting of shareholders or at such time as may otherwise be provided by the Board of Directors.

          Section 5. Qualifications. Directors need not be residents of the State of Minnesota or shareholders of the corporation.

          Section 6. Special Meetings. Special meetings of the Board of Directors may be called by the President. The person authorized to call special meetings of the Board may fix the place

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within or without the State of Minnesota for holding any special meeting of the
Board of Directors called by him, and if no other place is fixed, the place of meeting shall be the principal office of the corporation in the State of Minnesota.

          Section 7. Quorum. A majority of the members of the Board shall constitute a quorum for the transaction of business at any meeting of the Board of Directors, but if less than such a majority is present at a meeting, a majority of the Directors present may adjourn the meeting from time to time without further notice.

          Section 8. Manner of Action. The act of the majority of the Directors then present, at which a quorum was in attendance when the meeting commenced, shall be the act of the Board of Directors.

          Section 9. Vacancies. Any vacancy occurring in the Board of Directors may be filled by appointment made by the remaining Director or Directors, as the case may be. A Director elected to fill a vacancy shall serve for the unexpired remainder of the term of his predecessor and until his successor will have been elected.

                                   ARTICLE IV

                                    OFFICERS

          Section 1. Number. The officers of this corporation shall be a President, one or more Vice Presidents, a Secretary and a Treasurer. Any two offices may be held by the same person. Officers need not be Directors.

          Section 2. Election and Term of Office. The officers of the corporation to be elected by the Board of Directors shall be elected annually by the Board of Directors at the annual meeting of the Board of Directors held following each annual meeting of the shareholders. Each officer shall hold office until his successor shall have been duly elected or until his death or until he shall resign or shall have been removed in the manner hereinafter provided.

          Section 3. Removal. Any officer or agent elected or appointed by the Board of Directors may be removed by the Board of Directors whenever in its judgment the best interests of the corporation would be served thereby.

          Section 4. Vacancies. A vacancy in any office because of death, resignation, removal, disqualification or otherwise, may be filled by the Board of Directors for the unexpired portion of the term.

          Section 5. President. The President shall be the chief operating officer of the corporation and, subject to the control of the Board of Directors, shall supervise and control all of the business and affairs of the corporation. He shall have authority, subject to such rules as may be prescribed by the Board of Directors, to appoint such agents and employees of the corporation as he shall deem necessary, to prescribe their powers, duties and compensation, and to delegate authority to them. Such agents and employees shall hold office at the discretion of the President. He shall have authority to sign, execute and acknowledge, on behalf of the corporation, all deeds, mortgages, bonds, stock certificates, contracts, leases, reports and all other documents or instruments necessary or proper to be executed in the course of the corporation's regular business, or which shall be authorized by resolution of the Board of Directors; and, except as otherwise provided by law or the Board of Directors, he may authorize any Vice President or other officer or agent of the corporation to sign, execute and acknowledge such documents or instruments in his

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place and stead. In general, he shall perform all duties incident to the office of President and such other duties as may be prescribed by the Board of Directors from time to time.

          Section 6. Vice Presidents. In the absence of the President, or in the event of his death, inability or refusal to act, the Vice President most senior in assigned rank shall perform the duties of President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. Any Vice President shall perform such other duties as from time to time may be assigned to him by the President or by the Board of Directors.

          Section 7. Secretary. The Secretary shall (a) keep the minutes of the meetings of the shareholders and of the Board of Directors in one or more books provided for the purpose; (b) see to it that all notices are duly given in accordance with the provisions of these By-Laws or as required by law; (c) be custodian of the corporate records; (d) keep a register of the post office address of each shareholder which shall be furnished to the Secretary by such shareholder; (e) have general charge of the stock transfer books of the corporation, unless a transfer agent or agents be appointed by the Board of Directors; and (f) in general perform all duties incident to the office of Secretary and such other duties as from time to time may be assigned by the President or by the Board of Directors.

          Section 8. Treasurer. If required by the Board of Directors, the Treasurer and any Assistant Treasurer selected by the Board of Directors shall give a bond for the faithful discharge of his duties in such sum and with such surety or sureties as the Board of Directors shall determine. He shall: (a) have charge and custody of and be responsible for all funds and securities of the corporation; receive and give receipts for monies due and payable to the corporation from any source whatsoever; and deposit all such monies in the name of the corporation in such banks, trust companies or other depositories as shall be selected in accordance with the provisions of these By-Laws; and (b) in general perform all the duties incident to the office of the Treasurer and such other duties as from time to time may be assigned to him by the President or by the Board of Directors.

          Section 9. Assistants and Acting Officers. The Assistant Secretaries and Assistant Treasurers, if any, selected by the Board of Directors, shall perform such duties and have such authority as shall from time to time be delegated or assigned to them by the Secretary or Treasurer, respectively, or by the President or the Board of Directors. The Board of Directors shall have the power to appoint any person to perform the duties of any officer whenever for any reason it is impracticable for such officer to act personally. Such acting officer so appointed shall have the powers of and be subject to all the restrictions upon the officer to whose office he is so appointed, except as the Board of Directors may by resolution otherwise determine.

          Section 10. Salaries. The salaries of the officers shall be fixed from time to time by the Board of Directors and no officer shall be prevented from receiving such salary by reason of the fact that he is also a Director of the corporation.

                                    ARTICLE V

                   CERTIFICATES FOR SHARES AND THEIR TRANSFER

          Section 1. Certificates for Shares. Certificates representing shares of the corporation shall be in such form, consistent with law, as shall be determined by the Board of Directors. Such certificates shall be signed by the President and the Secretary or any Assistant Secretary. All certificates for shares shall be consecutively numbered or otherwise identified. The name and address of the person to whom the shares represented thereby are issued, with the number of shares and the date of issue, shall be entered on the stock transfer books of the corporation. All

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certificates surrendered to the corporation for transfer shall be cancelled and no new certificate shall be issued until the former certificate for a like number of shares shall have been surrendered and cancelled.

          Section 2. Restrictions on Transfer. The face or reverse side of each certificate representing shares shall bear a conspicuous notation of any restriction imposed by the Board of Directors upon the transfer of such shares.

          Section 3. Lost, Destroyed or Stolen Certificates. Where the owner claims that his certificate for shares has been lost, destroyed or wrongfully taken, a new certificate shall be issued in place thereof if the owner (a) so requests before the corporation has notice that such shares have been acquired by a bona fide purchaser, and (b) files with the corporation a sufficient indemnity bond, and (c) satisfies such other reasonable requirements as the Board of Directors may prescribe.

                                   ARTICLE VI

                                    DIVIDENDS

          The Board of Directors may from time to time declare dividends on its outstanding shares in keeping with the laws of the State of Minnesota pertaining thereto.

                                   ARTICLE VII

                                   AMENDMENTS

          The Board of Directors, subject to the laws of the State of Minnesota pertaining thereto, may make and alter the By-Laws; provided that any By-Law amended, altered or repealed by the Directors as provided herein may thereafter be amended, altered or repealed by the shareholders.

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